 EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-188285, 333-188284, 333-217803, 333-264541, 333-155483 and 333-95993), as amended, pertaining to Sensient Technologies Corporation of our reports dated February 19, 2025, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation, and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
February 19, 2025